EXHIBIT 99.1

CROSSTOWN SENIORS LIMITED DIVIDEND
HOUSING ASSOCIATION LIMITED PARTNERSHIP

FINANCIAL STATEMENTS

Years Ended December 31, 2007 and 2006

CONTENTS

         Page

INDEPENDENT AUDITORS’ REPORT                                                 1

BALANCE SHEETS                                                              2

STATEMENTS OF OPERATIONS                                                     3

STATEMENTS OF PARTNERS’ EQUITY/(DEFICIT)                                         4

STATEMENTS OF CASH FLOWS                                                     5

NOTES TO FINANCIAL STATEMENTS                                                  6

Schoonover Boyer & Associates
Certified Public Accountants / Financial Advisors

INDEPENDENT AUDITORS’ REPORT

The Partners
Crosstown Seniors Limited Dividend
Housing Association Limited Partnership
(A Michigan Limited Partnership)
Kalamazoo, Michigan

We have audited the accompanying balance sheets of Crosstown Seniors Limited Dividend Housing Association Limited Partnership, a Michigan limited partnership), as of December 31, 2007 and 2006, and the related statements of operations, partners’ equity/(deficit) and cash flows for the years then ended.  These financial statements are the responsibility of the Partnership’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the Standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Partnership has determined that it is not required to have, nor we were engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Crosstown Seniors Limited Dividend Housing Association Limited Partnership, as of December 31, 2007 and 2006, and the results of its operations, changes in partners’ equity/(deficit) and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/Schoonover Boyer & Associates

Columbus, Ohio
February 27, 2008

383 North Front Street,  Columbus,  Ohio  43215,  Telephone  614-888-8000

CROSSTOWN SENIORS LIMITED DIVIDEND
HOUSING ASSOCIATION LIMITED PARTNERSHIP

BALANCE SHEETS

December 31, 2007 and 2006

ASSETS

	2007	2006
Property and equipment, at cost, less accumulated
depreciation of $3,156,957 and $2,979,512, respectively	$3,203,214	$3,353,423
Cash	2,941	64,400
Accounts receivable	5,428	1,426
Prepaid expenses	62,244	51,322
Tenants' security deposits	57,474	58,004
Replacement reserve	906,692	847,767
Real estate tax and insurance escrow	42,538	62,407
Development costs escrow	237,642	270,740
Operating reserve	9,128	3,033
Intangible assets, less accumulated amortization
of $18,775 and $17,751, respectively	11,948	12,972
TOTAL ASSETS	$4,539,249	$4,725,494

LIABILITIES AND PARTNERS’ EQUITY/(DEFICIT)

Long-term debt	$3,399,440	$3,576,399
Accounts payable	29,369	18,437
Due to related parties:
Affiliates	13,613	13,837
Prepaid rent	127	311
Accrued property taxes	41,128	40,739
Accrued payroll	-	-
Accrued interest payable	17,253	18,134
Deferred interest income	1,040,390	1,012,542
Tenants' security deposits	57,418	58,004
	4,598,738	4,738,403
Partners' equity/(deficit)	(59,489)	(12,909)
TOTAL LIABILITIES AND PARTNERS’
EQUITY/(DEFICIT)	$4,539,249	$4,725,494

The accompanying notes are an integral part of the financial statements.

CROSSTOWN SENIORS LIMITED DIVIDEND
HOUSING ASSOCIATION LIMITED PARTNERSHIP

STATEMENTS OF OPERATIONS

Years Ended December 31, 2007 and 2006

	2007	2006

Gross potential rental income	$1,294,720	$1,270,952
Vacancy loss	(42,215)	(35,042)
Net rental income	1,252,505	1,235,910
Other income	42,720	14,970
	1,295,225	1,250,880
Operating Expenses:
Advertising	14,290	16,611
Bad debt expense	1,839	1,847
Management fee	94,068	80,079
Office expense	31,866	26,873
Property insurance	68,646	64,533
Professional fees	14,272	13,381
Repairs and maintenance	152,168	127,247
Real estate taxes	41,280	40,739
Salaries and related taxes and insurance	243,771	234,313
Utilities	196,454	184,382
Other expenses	99,556	85,628
Operating expenses	958,210	875,633
Income from rental operations	337,015	375,247
Non-Operating Income (Expenses):
Partnership administration fee	(5,075)	(6,101)
Asset management fees	-	-
Interest income	22,013	47,698
Interest expense	(211,006)	(223,086)
Amortization expense	(1,024)	(1,024)
Depreciation expense	(177,445)	(177,445)
	(372,537)	(359,958)
NET INCOME/(LOSS)	$(35,522)	$15,289

The accompanying notes are an integral part of the financial statements.

CROSSTOWN SENIORS LIMITED DIVIDEND
HOUSING ASSOCIATION LIMITED PARTNERSHIP

STATEMENTS OF PARTNERS' EQUITY/(DEFICIT)

Years Ended December 31, 2007 and 2006

		General	Limited
	Total	Partners	Partner

Partners' equity/(deficit), 12/31/05	$(14,059)	$(341,087)	$327,028

Net income/(loss)	15,289	153	15,136

Cash distributions	(14,139)	(6,204)	(7,935)

Partners' equity/(deficit), 12/31/06	(12,909)	(347,138)	334,229

Net income/(loss)	(35,522)	(355)	(35,167)

Cash distributions	(11,058)	(4,150)	(6,908)

Partners' equity/(deficit), 12/31/07	$(59,489)	$(351,643)	$292,154

The accompanying notes are an integral part of the financial statements.

CROSSTOWN SENIORS LIMITED DIVIDEND
HOUSING ASSOCIATION LIMITED PARTNERSHIP

STATEMENTS OF CASH FLOWS

Years Ended December 31, 2007 and 2006

Increase (Decrease) in Cash and Cash Equivalents

	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net income/(loss)	$(35,522)	$15,289
Adjustments to reconcile net income/(loss) to net
cash provided by/(used in) operating activities:
Depreciation and amortization	178,469	178,469
(Increase)/decrease in accounts receivable	(4,002)	968
(Increase)/decrease in cash in trust	530	(2,889)
Increase/(decrease) in accounts payable	10,932	(555)
Increase/(decrease) in due to related parties	(224)	732
(Increase)/decrease in prepaid expenses	(10,922)	(5,406)
Increase/(decrease) in accrued expenses	(492)	(910)
Increase/(decrease) in prepaid rents	(184)	249
Increase/(decrease) in tenant security deposit liability	(586)	2,895
Interest earned on project escrows and reserves	(48,702)	(47,695)
Withdrawal from operating reserve, net	(5,731)	-
Withdrawal from DCE interest escrows	49,920	43,012
Escrow deposits for taxes and property insurance	(120,178)	(117,344)
Disbursement from escrows for taxes and insurance	144,561	109,095
Net cash provided by/(used in) operating activities	157,869	175,910

CASH FLOWS FROM INVESTING ACTIVITIES
Deposits to replacement reserve	(61,292)	(45,575)
Withdrawals from replacement reserve	57,217	50,200
Additions to property and equipment	(27,236)	(14,400)
Net cash provided by/(used in) investing activities	(31,311)	(9,775)

CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments on mortgage note payable	(176,959)	(164,780)
Distributions to partners	(11,058)	(14,139)
Net cash provided by/(used in) financing activities	(188,017)	(178,919)

NET INCREASE/(DECREASE) IN CASH	(61,459)	(12,784)
CASH AT BEGINNING OF YEAR	64,400	77,184
CASH AT END OF YEAR	$2,941	$64,400

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for interest	$211,888	$224,067

The accompanying notes are an integral part of the financial statements.

CROSSTOWN SENIORS LIMITED DIVIDEND HOUSING
ASSOCIATION LIMITED PARTNERSHIP

NOTES TO FINANCIAL STATEMENTS

December 31, 2007 and 2006

NOTE 1 – ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Organization

The Partnership was formed in 1989 for the purpose of owning and operating two rental housing projects for low-income and moderate-income families located in Kalamazoo, Michigan.  Crosstown Parkway Apartments - Phase I contains 177 units and Crosstown Parkway Apartments - Phase II contains 24 units.  The mortgage loan financing was issued under the Michigan State Housing Development Authority Act of 1966.  Under the terms of the Regulatory Agreements, executed in connection with obtaining the mortgage loans, the Michigan State Housing Development Authority ("MSHDA") regulates rental rates and distributions to partners.

The Partnership has three general partners and one limited partner.  The general partners and the limited partner had made capital contributions of $104 and $888,171, respectively.

Income or loss of the Partnership is allocated 99% to the limited partner and 1% to the general partners.

Basis of Presentation

The financial statements have been prepared on the accrual basis of accounting in conformity with generally accepted accounting principles.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash is defined as currency on-hand and demand deposits with financial institutions.  Cash equivalents are defined as short-term, highly liquid investments with original maturities of three months or less.

For purposes of the statement of cash flows, the Partnership considers cash and cash equivalents to include only unrestricted operating cash.

Restricted Deposits and Funded Reserves

In accordance with regulatory requirements and the partnership agreement, the Partnership has established and is maintaining various restricted deposit and reserve accounts.

NOTE 1 – ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES – Continued

Accounts Receivable

Accounts receivable are stated at the amount management expects to collect from outstanding balances.  Management provides for probable uncollectible amounts through a charge to earnings and a credit to a reserve for uncollectible account based upon its assessment of the current status of individual accounts.  Balances that are still outstanding after management has used reasonable collection efforts are written off through a charge to the reserve account.  Changes in the reserve have not been material to the financial statements.

Rental Property

The cost of property and equipment is depreciated over estimated useful lives using accelerated and straight-line methods of depreciation.

Rental Income

Rental income is recognized as the rentals become due.  Rental payments received in advance are deferred until earned.  The leases between the Partnership and the tenants residing at the property are classified as operating leases.

Intangible Assets

The Partnership has incurred loan fees of $30,723 to obtain financing for the construction of Crosstown Parkway Apartments – Phase II.  The fees are amortized over a period of 359 months, using the straight-line method.  Amortization expense for 2007 and 2006 was $1,024.

Income Taxes

No provision has been made in the financial statements for income taxes, since such taxes are the responsibility of the Partners.

Medallion Management, the management company which manages the Partnership’s rental property is an affiliate of one of the general partners.  In 2007 and 2006, the management agreement and MSHDA approved budget provided for a fee of $404 and $391, respectively for each apartment unit annually.  The Partnership incurred $81,204 and $78,591 for such services during 2007 and 2006, respectively.  The Partnership is also subject to a premium management fee of $64 and $62 per unit annually during 2007 and 2006, respectively, under the MSHDA approved budget and authorized premium management fee structure.  The project incurred $12,864 and $1,488 during 2007 and 2006 for premium management fees, respectively.

Since the personnel working at the rental site are employees of the managing agent, the Projects reimburse the managing agent for the payroll, payroll taxes and other miscellaneous expenses related to the employees.  The Projects reimbursed the management agent $205,256 and $190,200 during December 31, 2007 and 2006, respectively.  During 2007 and 2006, the Partnership also reimbursed the managing agent $2,393 and $1,758, respectively, for various administrative expenses charged back to the Project.

In 2002, Medallion Management started a 401(k) plan.  All non-union employees of the Company are eligible to participate.  The Company will contribute a base amount equal to 3% of the employees’ compensation.  In addition, they will decide annually on the amount of a discretionary contribution.  The employee may also elect to defer a portion of their compensation.  The Project was charged for their portion of the employer’s contribution.  The amount of the expense for 2007 and 2006 was $5,141 and $4,526, respectively.

NOTE 2 – RELATED PARTY TRANSACTIONS

The amount due to local general partners and affiliates at December 31, 2007 and 2006 consists of accrued property management fees and accrued payroll expense.

Additionally, during 2007 and 2006, $11,975 and $8,926, respectively, was paid to a painting company whose owner is related to one of the general partners.  Such amounts were paid for painting services.

The Partnership paid $5,075 and $6,101, respectively, during 2007 and 2006 to an affiliate of the general partner for partnership administration fees.  Such amounts were paid from surplus cash flow, as defined in the partnership agreement.

NOTE 3 – PROPERTY AND EQUIPMENT

The Partnership provides for depreciation of property and equipment over useful lives set forth below using accelerated and straight-line methods.

	Useful Lives (in years)	2007	2006
Land	-	$217,000	$217,000
Land improvements	20	387,350	383,414
Buildings and improvements	40	5,257,264	5,242,513
Furniture and fixtures	12	353,251	353,251
Vehicles and equipment	7	145,306	136,757
		6,360,171	6,332,935
Less: accumulated depreciation		(3,156,957)	(2,979,512)

Net book value		$3,203,214	$3,353,423

Depreciation expense		$177,445	$177,445

NOTE 4 – PROJECT ESCROWS AND RESERVES

Project escrows and reserves consist of the following at December 31, 2007 and 2006:

	2007	2006
Replacement reserve	$906,692	$847,767
Real estate tax and insurance escrow	42,538	62,407
Operating reserve	9,128	3,033
Development cost escrow	232,529	264,950
Development cost escrow - interest	5,113	5,790

	$1,196,000	$1,183,947

Pursuant to the MSHDA Regulatory Agreement, the projects are required to maintain the following escrow accounts and reserves:

Replacement Reserve

The projects are required to make monthly escrow deposits of $4,332 with the mortgagee to a reserve for replacement of project assets.  The reserve is interest bearing and any withdrawals from the fund must be approved by MSHDA.  As of December 31, 2007, no approved withdrawals were outstanding.

NOTE 4 – PROJECT ESCROWS AND RESERVES – Continued

In the event of a default on the mortgage loans, MSHDA may authorize the application of the balance in this fund to the amount due on the mortgage loans.  Upon repayment or refinancing of the related long-term debt, the escrow balance, if any, is returned to MSHDA.

The status of the reserve account at December 31, 2007 is as follows:

Reserve account bank balance                                                                                           $     906,692

Calculated reserve account balance:
Accumulated amounts less approved withdrawals                                                              906,692

Excess (deficit)                                                                                                                $            -

Tax and Insurance Escrow

The projects are required to make monthly escrow deposits with the mortgagee for property taxes and insurance.  The escrows are interest bearing.  The status of the tax and insurance escrow accounts at December 31, 2007:

Balance                                                                                                         $       42,538

Estimated amount required as of December 31, 2007
for the next scheduled payment:
Real estate taxes                                                                                                       28,823
Property insurance                                                                                                                   13,715

Excess (deficit)                                                                                                                         $              -

The real estate taxes payable as of December 31, 2007 of $41,128 relate to the year 2007 and will be due in April 2008.

Operating Reserve

This interest-bearing escrow is funded by excess surplus cash from project operations.  The balance may be used to fund operating deficits or to make limited dividend payments to the partners.  Upon repayment or refinancing of the related long-term debt, the escrow balance, including interest earnings, is returned to MSHDA.

Development Cost Escrow

This escrow was funded from the initial loan proceeds for Crosstown Parkway Apartments - Phase I.  The escrow is interest bearing.  The balance may only be used under extraordinary circumstances approved by MSHDA.  Upon repayment or refinancing of the related long-term debt, the escrow balance reverts to the Partnership.

Development Cost Escrow – Interest

This escrow account consists of interest earned on the development cost escrow and may only be used under extraordinary circumstances approved by MSHDA.  Upon repayment or refinancing of the related long-term debt, the escrow balance is returned to MSHDA.

Deferred Interest Income

The Partnership has recorded deferred interest income for interest earned on the replacement reserve, development cost escrow and operating reserves.  The Partnership recognizes interest income, only upon the withdrawal of funds from the accounts.

NOTE 4 – PROJECT ESCROWS AND RESERVES – Continued

Tenant Security Deposits

Cash held in escrow consists of tenant security deposits maintained in separate bank accounts in the name of the projects that may not be used for operating expenses.

The status of the tenant security deposit escrow accounts at December 31, 2007 is:

Tenant security deposits cash account balance                                                                               $       57,474
Tenant security deposits payable balance                                                                                             57,418

Excess                                                                                                                                                       $              56

NOTE 5 – MORTGAGES AND NOTES PAYABLE

	2007	2006

Mortgage note payable to MSHDA. The note provides for interest at 7.5% per year and is self-amortizing through April 2018 with monthly installments of $29,096 for principal and interest.	$2,505,476	$2,660,359

Mortgage note payable to MSHDA. The interest rate is variable and provides for interest at 1.5% above MSHDA’s cost of funds with a maximum of 8.25% (4.75% during 2005 and 2004). Monthly payments of principal and interest are due in amounts designed to amortize the balance of the loan over 30 years. The loan is due in August 2019.	358,750	380,826

Residual receipts mortgage note payable to MSHDA. The note is non-interest bearing and is payable in full on April 1, 2018, or upon the sale of the rental property or the refinance of the above mortgage notes.	535,214	535,214

	$3,399,440	$3,576,399

MSHDA has committed to make housing assistance payments to the projects on behalf of qualified tenants.

Aggregate principal maturities of the long-term debt are as follows:

Year	Amount
2008	$190,056
2009	204,136
2010	219,278
2011	235,561
2012	253,072
Thereafter	2,297,337
$3,399,440

NOTE 6 – INCOME TAXES

A reconciliation of the financial statement net income to the taxable income/(loss) for the Partnership is as follows:

                          2007                                          2006

Financial statement net income/(loss)                                                        $(35,522)                                   $ 15,289
Tax depreciation in excess of book depreciation                                        (37,448)                                     (39,584)
Increase (decrease) in prepaid rent recognized
                  currently for tax purposes                                                                                 (184)                                            249
Interest income recognized for tax purposes in
  excess of amount recognized for books                                                      54,850                                        51,873

Taxable income/(loss)                                                                                   $(18,304)                                    $ 27,827

NOTE 7 – CONTINGENCY

Crosstown Parkway Apartments - Phase II is eligible to receive rental subsidy payments from MSHDA on behalf of qualified tenants.  The Project has received $3,236 since inception.  The Project received no subsidy in 2007 and 2006.  All accumulated rent subsidies received shall be repaid to the Authority annually as follows:

(1)	25% of the net cash flow of the development prior to any limited dividend payments.

             (2)       100% of the remaining cash flow after payment of any limited dividend payments.

Upon sale of the development, the Partnership shall repay to the Authority, the net balance of subsidies then outstanding; however, the maximum amount to be repaid shall not exceed 25% of the net capital proceeds on the sale of the development.

NOTE 8 – FAIR MARKET VALUATIONS

The following methods and assumptions were used to estimate the fair value of each class of financial instruments (none of which are held for trading) for which it was practical to estimate that value:

Cash, Rent Receivable, Accounts Payable and Accrued Expenses

The carrying amount approximates fair value because of the short maturity of those instruments

Long-Term Debt

The estimated fair value is based on an estimated current market interest rate of 7.5%.

The estimated fair values of the Partnership’s financial instruments at December 31, 2007 are as follows:

	Carry	Fair
	Amount	Value

Cash	$2,941	$2,941
A Accounts payable and accrued expenses	84,110	84,110
Long-term debt and related accrued interest	3,416,693	3,081,008